EXHIBIT 12


                      GENERAL MOTORS ACCEPTANCE CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                            (In millions of dollars)



                                         Years Ended December 31,
                             ------------------------------------------------
                               2000      1999      1998      1997      1996
                             --------  --------  --------  --------  --------
Consolidated net income  .. $ 1,602.1 $ 1,527.3 $ 1,325.3 $ 1,301.1 $ 1,240.5
Provision for income taxes      954.3     960.2     611.7     912.9     837.2
                             --------  --------  --------  --------  --------
Consolidated income before
  income taxes ............   2,556.4   2,487.5   1,937.0   2,214.0   2,077.7
                             --------  --------  --------  --------  --------
Fixed Charges
  Interest and discount ...   8,294.7   6,526.2   5,786.9   5,255.5   4,937.5
  Portion of rentals
    representative of the
    interest factor .......     105.2      97.7      79.1      69.8      77.8
                             --------  --------  --------  --------  --------
Total fixed charges .......   8,399.9   6,623.9   5,866.0   5,325.3   5,015.3
                             --------  --------  --------  --------  --------
Earnings available for
  fixed charges ........... $10,956.3 $ 9,111.4 $ 7,803.0 $ 7,539.3 $ 7,093.0
                             ========  ========  ========  ========  ========
Ratio of earnings to
  fixed charges ...........    1.30      1.38      1.33      1.42      1.41
                             ========  ========  ========  ========  ========